Exhibit 10.18

MASTER DISTRIBUTOR AGREEMENT

This Agreement is effective as of February 7, 2011 (“Effective Date”), by and between Surge Components, Inc. (“Supplier”) having offices at 95 E. Jefryn Blvd., Deer Park, NY  11729 and Avnet, Inc., having offices at 2211 S. 47th Street, Phoenix, AZ  85034 (“Distributor”).

1.	PRODUCTS
The term “Product” or “Products” as used herein shall mean the all items listed on Supplier’s distribution price book or similar lists.

2.	APPOINTMENT/TERRITORY

Supplier hereby appoints Distributor and Distributor hereby accepts the appointment, as the nonexclusive distributor for the Products within the following described territory:  Americas (the “Territory”) and at all locations identified in Exhibit B.  The terms and conditions of this Agreement shall automatically extend to any Affiliate of Distributor which may now exist or hereafter be formed or acquired by Distributor. Distributor may trade under this Agreement through its Affiliates or through a third party representative appointed by Distributor. For the purposes of this Agreement, “Affiliate” shall mean any person, partnership, joint venture, company, corporation or other form of enterprise, domestic or foreign, including but not limited to subsidiaries that directly or indirectly are controlled by, or are under common control with the Distributor.

3.	TERM
This Agreement shall be effective as of the Effective Date and shall continue thereafter until terminated as provided in clause 18 below.

4.	DUTIES OF DISTRIBUTOR
(a)	Distributor shall use all reasonable commercial efforts commensurate with its overall business to promote the sale of the Products within the Territory.
(b)	Distributor shall maintain a reasonable inventory of Products in order to satisfy Distributor's anticipated sales thereof.
(c)
Distributor shall send to Supplier, within thirty (30) working days after the end of each month, a sales activities report including the names of purchasers, quantities of Products purchased and dollar/euro amounts invoiced to the said purchasers.

5.	OBLIGATIONS OF SUPPLIER
(a)	Supplier shall consistently keep Distributor informed on a timely basis of changes and innovations in performance, serviceability, uses, and applications of all Products.
(b)
Supplier, at its expense, shall provide training for personnel designated by Distributor in marketing and servicing Products.  Such training shall be held at the times and locations as mutually agreed by the parties.

(c)
Supplier, at its expense, shall periodically provide Distributor with reasonably sufficient quantities of its advertising and promotional materials, pricing information and technical data related to the Products.

(d) Upon request, Supplier will provide the following information in a manner acceptable to Distributor:
(i)	An open status report listing accepted orders not yet shipped, indicating the part number, quantity, order date, purchase order number, and acknowledged shipment date for each such order;
(ii)	Order Acknowledgement;
(iii)	Change Order Acknowledgement;
(iv)	Product Lead-Time;
(v)	Monthly Backlog Status;
(vi)	Shipping Notices;
(vii)	Part RoHS Information/Updates;
(viii)	Export Control Information / ECCN; and
(ix)	Environmental data as may be required under applicable laws and regulations.
(e)	Supplier will provide an acceptable sample recovery program.

6.	PRICE/PRICE CHANGE
(a)
The prices to be paid by Distributor for Products ordered pursuant to this Agreement are set forth in Exhibit A. The Prices quoted are for the Products delivered FOB (Supplier's location within the United States closest to the delivery point specified in Distributor's purchase order or closest Point of entry to the delivery point specified in the Distributors purchase order  located within the region of order placement, whichever is closet to the point of order placement), as that term is defined in the Incoterms 2000.

(b)
The prices contained in Exhibit A, on supplier's electronic price list, or similar document, are subject to change by Supplier at any time.  Such change shall not become effective as to Distributor unless Supplier gives at least thirty (30) days written notice thereof.

(c)
In the event that the Supplier decreases the price of any Product in Suppliers price book, Distributor will be entitled to a credit equal to the difference between the net price paid by Distributor, less any prior credits granted by Supplier, and the new decreased price for the Product multiplied by the quantity of such Product in Distributor's inventory or in transit on the effective date of the reduction.

(i)
Distributor shall submit to Supplier, not later than sixty (60) working days after receiving notice of such price decrease, a Product inventory report as of the effective date, together with a debit memo reflecting the credit described in clause 6(c) above.

(ii)
Supplier shall be deemed to have verified the Product inventory report and debit memo unless Supplier contests the same in writing within sixty (60) days after receiving such report and memo.  Uncontested debit memos shall be credited to Distributor's account as of the effective date of such price decrease.

(d)	Products shipped on or after the effective date of any price decrease will be shipped and invoiced at the price in effect at the time of shipment.
(e)	Products shipped after the effective date of any price increase will be shipped and invoiced at the price in effect at the time of order placement.
(f)
Upon Suppliers prior approval, Distributor shall be permitted to sell Product to customers on a meet-competition basis where Distributor’s current costs are not competitive enough for Distributor to secure the orders.  Distributor shall be entitled to ship from its inventory a defined quantity of a specific Product to a specific customer at or below Distributor’s cost and issue a debit memo to Supplier for the difference between Distributor’s cost of the Product (less any prior credits issued by Supplier) and Distributor’s sales price multiplied by the quantity of such Product shipped to the specific customer.  In order to claim such credit, Distributor shall submit to Supplier within thirty (30) business days after the end of Distributor’s fiscal month a debit memo in conjunction with Distributor’s monthly POS and inventory reports.  Credits will be applied to Distributor’s account receivable with Supplier.

7.	TAXES
Distributor shall not be liable for taxes with respect to any order other than any sales tax which Supplier is required by law to collect from Distributor.

8.	PAYMENT
Payment terms for Products purchased hereunder shall be 2% 10th and 25th or net sixty (60) days from date of invoice or shipment.  Distributor has the right of offset against Supplier for programs, promotions, special pricing, rebates, and for any Distributor returns as described in clause 12.

9.	WARRANTY OF TITLE
Supplier warrants the title to all Products sold to Distributor and warrants that such Products are not subject to security interests, liens, or other encumbrances.

10.	SHIPMENT/RISK OF LOSS
Supplier agrees to deliver Products ordered by Distributor to the location and within the time specified in Distributor's purchase order pursuant to the delivery term in clause 6(a).  Supplier agrees to pay premium freight when its delivery will miss the acknowledged ship date.  Distributor may designate the carrier to be used, and, in absence of such specification by Distributor, Supplier shall select a carrier in its reasonable discretion.   For the avoidance of any doubt, under no circumstance shall Avnet be the importer of record for this engagement.

11.	ORDER CHANGES
(a)
Distributor may cancel any order having a clerical error within five (5) days of placing such order.  Distributor may change or cancel orders or reschedule shipment dates for any Products ordered, provided that it notifies Supplier at least ten (10) days prior to the latest confirmed ship date.

(b)
Supplier shall use best commercial efforts to acknowledge Distributor’s orders in writing or via EDI within one (1) working day of receipt but in no event longer than three (3) working days of receipt.  Order acknowledgments shall contain Supplier’s promised ship date.

(c)
Should Supplier’s promised ship date change, Supplier shall notify Distributor in writing or via EDI five (5) business days in advance of the change.  Should Distributor’s customer cancel its order with Distributor due to a change to Supplier’s promised ship date, or latest confirmed ship date, Distributor may cancel its order to Supplier without penalty.

(d)
Distributor considers “On-Time-Delivery” to be two (2) days early, and zero (0) days late with respect to Supplier’s first scheduled delivery date. In cases where Distributor's required dock date precedes Supplier's most current acknowledgment, and where Supplier can improve the shipment response, Supplier will ship accordingly without notifying Distributor.  Distributor has the option to cancel any orders that does not meet its On-Time-Delivery criteria.

(e)	Time is of the essence.

12.	SCRAP ALLOWANCE/PRODUCT RETURN
(a)
Distributor will receive a quarterly deferred cash payment scrap allowance equal to five percent (5%)of Supplier’s gross sales to Distributor for the previous six (6) month period, minus all credits.  This scrap allowance will be applied, in Distributor’s discretion, to the following: (1) the scrapping of Products to obtain optimal mix as determined by Distributor, (2) accumulation of unused scrap allowance to apply to future Product mix issues, and (3) application of unused scrap allowance to Distributor’s Profit & Loss statement.

(b)
Notwithstanding clause 12(a) above, Distributor has sixty (60) days after the initial twelve (12) month period that any “New Product” is in its inventory to return such "New Product" to Supplier for credit.  Such credit shall be equal to Distributor's purchase price for such “New Product” less any prior credits.  For purposes of this clause, a “New Product” is a Product that is newly introduced by Supplier to the market.

(c)
Notwithstanding clause 12(a) above, Distributor has sixty (60) days after the initial twelve (12) month period that its “Initial Stocking Order” is in its inventory to return any of its “Initial Stocking Order” to Supplier for credit.  Such credit shall be equal to Distributor's purchase price therefore less any prior credits.  For purposes of this clause 12, the “Initial Stocking Order” is the first purchase orders placed by Distributor under this Agreement.

(d)
If Supplier sells any portion of their product line/offering to another party, it shall give Distributor advanced notice thereof and shall within thirty (30) days of such notice issue a returned materials authorization (“RMA”) entitling Distributor to return, at its option, any and all of such affected inventory, regardless of whether such line/offering, or portion thereof, is sold to another Supplier of Distributor.  Supplier shall pay all freight charges associated with return of affected Products.

13.	WARRANTY
(a)
Supplier guarantees Distributor that the design, construction and quality of the Products shall comply in all respects with all requirements of any statutory regulation, order, contract or any other instrument having the force of law, which may be in operation at the time when the Products are supplied.

(b)
Supplier warrants the Products in accordance with the manufacturer’s standard warranty as set forth in Exhibit C or the warranty it extends direct to Distributor’s customers, whichever is greater.  In no event shall the manufacturer’s warranty be less than what is publicly posted on manufacturer’s website, which may change from time to time.  Distributor is authorized to pass this warranty through to Distributor's customers and to end users.  The warranty period as set forth in this Warranty Section shall begin to run with respect to Distributor’s customers and any end user upon delivery of the Product to the end user.  Any Product to be returned under the terms of the warranty may be shipped to Supplier either by Distributor or directly by Distributor’s customers or end users. Supplier shall indemnify the Distributor for damages resulting from a breach of warranty.  Both this clause 13 and Exhibit C are deemed non-confidential and Distributor may reveal the contents of either to its customers.

(c)	Supplier warrants that the Products provided to the Distributor by the Supplier as new and unused.
(d)	Delivery of any Product by Supplier to Distributor shall constitute a certification by Supplier that the Product conforms to the manufacturer's specifications.

14.	DEFECTIVE PRODUCTS
Notwithstanding any other provision of this Agreement or of any Exhibit hereto, Distributor may return for full credit of Distributor’s cost of the Product (including, without limitation, cost of assembling, disassembling, transportation, and labor), less any prior credits issued by Supplier, any and all Products found to be defective upon delivery, or within a reasonable time thereafter; provided, however, that any such defective Products are returned to Supplier, freight collect, within ninety (90) days of the Distributor’s discovery of the defect.

15.	DISCONTINUED PRODUCTS
Supplier may discontinue the manufacture and/or sale of any Product.  In the event of any such discontinuance, Supplier shall give Distributor at least one hundred eighty (180) days advance written notice thereof.  Supplier shall allow Distributor to place final orders for the Products, in acceptable and sufficient amounts, within six (6) months from the date of the notice for standard Products and twelve (12) months from the date of the notice for non-standard Products (“Final Order Period”). Distributor may schedule delivery dates up to six (6) months from the expiration date of the Final Order Period. The product discontinuance notice shall include, as a minimum: (a) the effective date for placing last purchase orders, and (b) the affected Supplier part numbers. Distributor may, in its sole discretion, within sixty (60) days after receipt of such notice, notify Supplier in writing of Distributor's intention to return any or all Products in its inventory, which have been discontinued.  Distributor shall receive full credit for all such Products so returned.  Any such credit shall be in the amount of the actual net invoice price paid by Distributor for the discontinued Products less any prior credits.  Freight charges shall be paid by Supplier.  Supplier grants Distributor the right to life time buys of Products upon request.

16.	ENGINEERING CHANGES/RECLASSIFICATION
Supplier shall give Distributor at least one hundred and eighty (180) days advance written notice of engineering changes or any reclassification of standard Products.  For Products designed and manufactured to Distributor’s customer’s specifications, Supplier shall not implement engineering changes or reclassification without Distributor’s prior written consent. If these changes or reclassifications, in Distributor's sole judgment, will adversely impact Distributor's ability to sell the affected Products in its inventory, then Supplier shall cooperate with Distributor to sell such affected inventory.  If, after the aforementioned efforts (but in no event later than one hundred twenty (120) days after the first public announcement of such change or reclassification or the first shipment of the changed or reclassified Product, whichever occurs first), any of the affected Products still remains in Distributor's inventory, Supplier agrees at Distributor's election to (a) replace it with upgraded Products, or (b) repurchase any or all of the affected inventory at Distributor's actual net invoice cost less any prior credits.  Supplier shall pay all freight charges associated with return of affected Products and/or shipment of upgraded Products to Distributor.

17.	SPARE PARTS & TECHNICAL SUPPORT
Supplier shall provide spare parts and technical support for the Products sold under this Agreement for a period of no less than five (5) years after shipment of the last Products to Distributor.  Such spare parts and technical support shall be made available to Distributor at a non-discriminatory price based upon the pricing in effect at the time such spare parts or technical support are ordered.

18.	TERMINATION
(a)
Either party upon giving the other party at least sixty (60) days prior written notice may terminate this Agreement at any time, without cause.  Such termination shall be effective on the date stated in the said notice.

(b)	Either party may terminate this Agreement immediately for cause in the event the other party:
(i)	Becomes insolvent, or
(ii)	Admits in writing its inability to pay its debts as they mature, or
(iii)	Ceases to function as a going concern or to conduct its operations in the normal course of business, or
(iv)	Assigns or transfers, either voluntarily or by operation of law, any or all of its rights or obligations under this Agreement without having obtained the prior written consent of the other party; or
(v)	A petition by or against it is filed under any bankruptcy or insolvency law; or
(vi)	Fails to perform any of its obligations under this Agreement so as to be in default hereunder and fails to cure such default within thirty (30) days after written notice thereof.
(c)
In the event of termination of this Agreement, Supplier shall repurchase, at Distributor's election, any or all unsold Products in Distributor's inventory or in transit on the effective date of termination, along with any or all technical and promotional material designed to promote the sale of the Products.  The repurchase price for such unsold Products and other material shall be the actual net invoice price paid by Distributor less any prior credits.

(d)
In the event Supplier terminates for its convenience or for any reason other than those listed in clause 18(b), or Distributor terminates for cause, then all freight charges associated with such repurchase of Products under this clause 18 shall be paid by Supplier.  In the event Distributor terminates for its convenience or for any other reason other than those listed in clause 18(b), or Supplier terminates for cause, then such freight charges shall be paid by Distributor.

(e)	All Products to be repurchased must be in unused, factory-shipped condition and must be returned in smallest original cartons or the equivalent.
(f)
After termination of this Agreement, Supplier agrees to sell to Distributor any Products which Distributor is contractually obligated to furnish to a customer and which Distributor does not have in its inventory, provided that Distributor orders such Products within ten (l0) days after the effective date of termination.

(g)
In the event that Distributor terminates this Agreement without cause, Distributor agrees to pay a fifteen percent (15%) restocking fee not to exceed $20,000.  In the event of termination of this Agreement by Supplier for any reason, Distributor shall not be liable for such restocking fee.

19.	CONFIDENTIALITY
If either party receives from the other party written information marked “Confidential” and/or “Proprietary,” the receiving party agrees not to use such information except in the performance of this Agreement, and to treat such information in the same manner as it treats its own confidential information.  The obligation to keep information confidential shall not apply to any such information that has been disclosed in publicly available sources; is, through no fault of the party receiving the confidential information, hereafter disclosed in a publicly available source; is in the rightful possession of the party receiving the confidential information without an obligation of confidentiality; or is required to be disclosed by operation of law.  Except as otherwise provided herein, the obligation not to disclose shall be for a period of one (1) year after the disclosure of the Confidential Information.

20.	INTELLECTUAL PROPERTY INDEMNIFICATION.
(a)
Supplier warrants   that   any and all Product purchased hereunder, and the manufacture, sale or use thereof, do not and will not violate or infringe upon any patent, copyright, trademark, trade secret or other intellectual property right of any third party.

(b)
Supplier will indemnify, defend, and hold Distributor, its successors, assigns, customers and end-users harmless against all losses, damages, costs and expenses (including reasonable attorneys’ fees and costs of establishing rights to indemnification and any settlement) based on any claims, demands, suits, proceedings and actions (“Claims”) in connection with any alleged infringement of any patent, copyright, trademark, trade secret or other intellectual property right of a third party, including any Claims that the Product, or the process, design, or methodology used to manufacture the Product, infringes any third party patent, copyright, trademark, trade secret or other intellectual property rights.

(c)
Distributor will provide Supplier with written notice of any such Claims, grant full authority to Supplier to defend and settle such Claims, and upon Supplier’s request, provide reasonable assistance and information, at Supplier’s cost and expense.

(d)	If a Product becomes the subject of a Claim or Distributor is enjoined from selling or using a Product, Supplier will:
i.	procure for Distributor the right to sell and use the Product;
ii.	provide Distributor with replacement or modified Product that is non-infringing; or
iii.	if Supplier is unable to provide the remedies above, refund the full purchase price for such Product.
(e)	Clause 20 is deemed non-confidential and Distributor may reveal the content of this clause to its customers.

21.	GENERAL INDEMNIFICATION
(a)
Supplier will indemnify, defend and hold Distributor harmless of and from any and all liabilities, losses and damages (including costs, expenses and attorneys' fees, and costs of establishing rights to indemnification) resulting from any claim of any Distributor’s customers or any third party (including employees of Distributor or Supplier), for any claim including:

i.	death or personal injury;
ii.	breach by Supplier of any warranty, representation, or covenant under this Agreement;
iii.	breach of contract;
iv.	non-compliance with requirements hereunder or applicable laws, regulations, directives, or ordinances; or
v.	damage to property arising out of, or in any way connected with, the Products or the sales, distribution, use or operation thereof.
(b)	The indemnification obligations in clause 21(a) shall not apply to the extent such liabilities, losses and damages are caused solely by:
i.	the negligence or willful misconduct of Distributor, or its employees, directors, representatives, or agents;
ii.	Distributor’s breach of this Agreement; or
iii.	Distributor’s failure to observe any applicable statutory requirements;
In such event, Distributor will indemnify Supplier for such liabilities, losses and damages.

22.	USE OF TRADEMARKS/TRADENAMES
During the term of this Agreement, Distributor is authorized to use Supplier's trademarks, trade names and logos in connection with Distributor’s sale, advertisement and promotion of Products.  Distributor shall have the right to pass on this right of usage to its re-seller customers.  Upon termination of this Agreement and sale or other disposition of any Products remaining in inventory, Distributor shall cease to use any of such marks, names or logos and shall, within a reasonable time, remove any reference to Supplier from its advertising and promotional material. Upon request and upon prior written approval, Supplier may use the AVNET name, in connection with its promotional/ marketing activities.

23.	WEBLINKING
Supplier and Distributor grant to each other a non-exclusive, royalty free license to create a bipolar link(s) between their respective web sites and to use the corporate logo(s) or trademark(s) as specifically authorized by each party.  Copies of the both party’s logo and authorized trademark(s) can be obtained from their respective marketing departments and may not be altered or changed by either party, or its employees or agents, without prior written permission from an authorized representative of the other.

24.	CO-OP FUNDS
Supplier and Distributor shall participate in mutually agreed upon marketing and promotional activities.  Supplier agrees to reserve one percent (1%) of the net sales to Distributor,  for such purposes.  After a project has joint approval and funds have been expended by the designated party, the other party shall remit to the designated party their portion of the cooperative marketing expense as outlined in each specific instance within thirty (30) days of receipt of supporting documentation.

25.	SUPPLIER QUALITY HANDBOOK
Supplier agrees to use reasonable efforts to attain the goals established in the Avnet Supplier Quality Handbook, as may be amended from time to time, which is incorporate herein by reference.  Supplier agrees to work with Distributor to establish improvement plans and performance milestones in those areas when Supplier falls under the published goal.

26.	INTERNATIONAL SALES OF INTEGRATED SOLUTIONS
a)	Distributor is authorized to sell and/or ship Integrated Solutions containing the Products outside the Territory under the following conditions:
(i)	The Product is combined with third party components to create a unique solution or mechanism (“Integrated Solution”);
(ii)	Products are sold and/or shipped in compliance with all export laws and regulations; and
(ii)	The sale and/or shipment is reported to Supplier as part of Distributor’s normal reporting.
b)
Distributor is also authorized to sell Products to customers, or the customer’s contract manufacturers, outside the Territory, where such Products are designed into Distributor’s customer’s products by Distributor’s personnel. .

27.	GOVERNMENTAL LAWS, REGULATIONS AND CONTRACT CONDITIONS
a)
If Distributor’s customers elect to sell Supplier’s Products (including supplies, software, documentations or services) to the U.S. Government or to a prime contractor selling to the U.S. Government, the Products are “commercial items” as that term is defined at 48 C.F.R. 2.101.  Supplier will comply with provisions of FAR 52.244-6, Subcontracts for Commercial Items and Commercial Components.  Should U.S. Government End Users acquire Products that consist of “commercial computer software” and “commercial computer software documentation” as such terms are used in 48 C.F.R. 12.212, their rights will be consistent with those rights set forth in 48 C.F.R. 12.212 which generally limits their rights to the licenses customarily provided by Supplier to the public. Supplier will also comply with the provisions of DFARS 252.211.7003

b)
Specialty Metals. Supplier will also provide the information necessary to assist Distributor with analysis of DFARS 252.225-7014 (Alt 1), Preference for Domestic Specialty Metals (Berry Amendment) and other applicable federal statutes.

c)
Supplier will make a good faith effort to determine whether forced or indentured child labor was used to mine, produce or manufacture any Products furnished under this Agreement.  Supplier may be required to certify that it is not aware of any such use of child labor.

28.	ORIGINAL MANUFACTURE PARTS
Supplier represents and warrants that it is either the original equipment Supplier (“OEM”), original component Supplier (“OCM”) or a franchised or authorized distributor of the OEM/OCM for the Products.  Supplier further warrants that OEM/OCM traceable certificates of origin and compliance are available upon request.  If Supplier is not the OEM/OCM or a franchised or authorized distributor of the OEM/OCM, it confirms by acceptance of orders hereunder that the Products have been procured from the OEM/OCM or a franchised or authorized distributor of the OEM/OCM.

29.	GLOBAL SUPPLY CHAIN SECURITY COMPLIANCE
Supplier warrants and represents to Distributor as follows:
a)
if eligible for Customs-Trade Partnership Against Terrorism (“C-TPAT”), or other comparable customs certification programs, Supplier will be certified and validated and Supplier will  provide Distributor with its Status Verification Interface (SVI) number(s), or other program identification information, to confirm the foregoing representation prior to shipment;

b)
if not eligible for C-TPAT, or other comparable customs certification programs, Supplier fully understands the requirements for C-TPAT certification and will make all commercially reasonable efforts to comply to this certification program and assist Distributor with maintaining their certification with this compliance request.  Supplier will provide evidence of such compliance, including security certifications and results of internal security audits as Distributor may reasonably require;

c)	if Supplier’s status under this Section changes, Supplier will give prompt written notice to Distributor; and,
d)
Supplier will comply with any pre-arranged visit Distributor’s auditors may make to verify if Supplier’s procedures are in accordance with the criteria set forth by C-TPAT or other comparable customs compliance program.

30.	DATA PROTECTION
Supplier shall collect, process and transfer all personal data in connection with this Agreement in accordance with the applicable privacy laws  and regulations.

31.	PHANTOM INVENTORY

For any calendar quarter, Distributor may, in its sole discretion, elect to quantify and receive a credit for the value of “phantom” inventory based on Distributor’s price authorization credits or other special pricing granted by Supplier to meet competitive circumstances (“DPA Credits”).  Phantom inventory value will be calculated by multiplying Distributor’s average inventory value for the quarter by a fraction the numerator of which is the aggregate DPA Credits issued during the quarter and the denominator of which is the aggregate, undiscounted Distributor cost of Product sold during the corresponding quarter..  The Parties agree that as of the Effective Date of this Agreement, this Section 31 does not apply.  In the event Supplier increases its use of DPA, Distributor reserves the right to initiate this provision with thirty (30) days prior written notice to Supplier.

32.	GENERAL
(a)
Independent Contractors.  Supplier and Distributor are independent contractors and each is engaged in the operation of its own business and neither will be considered the agent of the other for any purpose whatsoever.  Nothing contained in this Agreement will be construed to establish a relationship that would allow either party to make representations or warranties on behalf of the other except as expressly set forth herein.

(b)
Assignment.  This Agreement may not be assigned in whole or in part by either party without the prior written consent of the other, which shall not be unreasonably withheld, provided that Distributor may assign this Agreement wholly or partly to any Affiliate.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

(c)
Notices.  Any notice provided for or permitted in this Agreement will be deemed to have been given when mailed postage prepaid by certified mail or registered mail, return receipt requested, to the party to be notified, at the address set forth below:

Supplier:	Distributor:

Surge Components, Inc.	Avnet, Inc.
95 E. Jefryn Blvd.	2211 S. 47th Street
Deer Park, NY 11729	Phoenix, AZ 85034
_______________________	Attn: Vice President, Global Contracts

(d)
Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, written or oral, between the parties.  Amendments to this Agreement must be in writing, signed by duly authorized officers of the parties.

(e)
No Implied Waivers.  The failure of either party to require performance by the other party of any provision hereof shall not affect the right of such party to require performance at any time thereafter, nor shall the waiver of either party of a breach of any provision hereof be taken or held to be a waiver of a provision itself.

(f)
Governing Law/Jurisdiction  This Agreement shall be governed by, construed, interpreted, and enforced in accordance with the laws of the State of Arizona, other than the conflicts of laws principles thereof.  The UN Convention on Contracts for the International Sale of Goods (CISG) shall not apply.  The state or federal courts of Arizona shall have jurisdiction and venue over all controversies arising out of, or relating to, this Agreement.

(g)
Statutory Conformance.  With respect to the Products ordered under this Agreement, Supplier warrants and agrees that it has complied with all applicable laws, regulations, codes, rules, or ordinances governing the manufacture, sales and use of the Products, including but not limited to:  (i) the Fair Labor Standards Act of 1938, as amended; (ii) Social Security and Workers Compensation laws, if work is performed on Distributor's premises; (iii) Equal Opportunity clause in Section 202 of Executive Order 11246, as the same may be amended; (iv) Section 503 of the Rehabilitation Act of 1973; (v) The Vietnam Veterans Readjustment Assistance Act of 1974; (vi) all applicable environmental protection laws, regulations, codes, rules or ordinances; and (vii) all other applicable federal, state and local laws, codes and requirements.

(h)
Ozone Depleting Substances.  Distributor reserves the right to reject Products containing or manufactured with substances identified as a Class I or Class II ozone depleting substances by the U.S. Environmental Protection Agency pursuant to Title VI of the Clean Air Act Amendments of 1990, and any amendments thereto.

(i)
Severability.  Any provision of this Agreement which is prohibited or unenforceable in a jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or unenforceability of such provision in any other jurisdiction.

(j)
Survivorship.  All obligations and duties hereunder which shall by their nature extend beyond the expiration or termination of this Agreement, shall survive and remain in effect beyond any expiration or termination hereof.

(k)
Force Majeure.  Neither party shall be liable for failure to fulfill its obligations under this Agreement or any purchase order issued hereunder or for delays in delivery due to causes beyond its reasonable control, including, but not limited to, acts of God, acts or omissions of the other party, man-made or natural disasters, material shortages, strikes, delays in transportation or inability to obtain labor or materials through its regular sources.  The time for performance of any such obligation shall be extended for the time period lost by reason of the delay.

(l)
Favored Nations.  Notwithstanding any other provision contained herein, if Supplier shall sell any Products to any other Distributor in the Territory at a price for the same or a lesser quantity which is lower than the prices set forth on Exhibit “A” (as changed from time to time), the Distributor shall simultaneously be given the benefit of such lower purchase price.  For the purposes of this clause 32(l), a distributor is a person, firm, company or corporation that acquires Products from Supplier, inventories the same, and transfers those Products to customers or end users.

(m)
Conflicting Terms.  The parties agree that the terms and conditions of this Agreement shall prevail, notwithstanding contrary or additional terms, in any purchase order, sales acknowledgment, confirmation or any other document issued by either party effecting the purchase and/or sale of Products.

(n)	Consents and Approvals. Any consents or approvals required hereunder shall not be unreasonably withheld.
(o)	Headings. The headings of clauses herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.
(p)
U.S. Military Product Value-Added Testing.  Supplier hereby authorizes Distributor to perform, and/or to subcontract to independent test labs, value-added testing on Supplier's military integrated circuit products sold by Supplier as “JAN” products or are otherwise classified as conforming with JEDEC 108/109, U.S. MIL-STD-38510 and/or MIL-S-19500 specifications (“Military IC’s”).  Value-added testing shall be performed in accordance with Distributor's then applicable military value-added policy.  However, Distributor shall not materially amend its military value-added policy as applied to Supplier's Military IC's without the prior approval of Supplier.  Supplier shall warrant tested Military IC's in accordance with Supplier's standard warranty for Military IC’s which have not been subjected to value-added testing, and Distributor shall be authorized to pass through such warrant to its customers.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the date first above set forth.

Surge Components, Inc.		Avnet, Inc.

By:	/s/ Ira Levy	By:	/s/ Harley Feldberg
Name:	Ira Levy	Name:	Harley Feldberg
	(Typed or Printed)		(Typed or Printed)
Title:	President	Title:	President, Avnet EM, Global

Date:	February 9, 2011	Date:	February 17, 2011

EXHIBIT A

PRODUCT LISTING

Products available for sale by Distributor are listed in the current Supplier price list.

EXHIBIT B

AVNET, INC.
SCHEDULE OF AUTHORIZED ELECTRONICS MARKETING LOCATIONS
Revised: November 2, 2008

The following list of divisions, groups, and subsidiaries (direct and indirect) of Avnet, Inc. are authorized Electronics Marketing selling locations under the Agreement, and the “Territory” shall be the geographies associated with each location.

AMERICAS:

Americas Distribution Center:  Avnet, Inc.
Avnet Electronics Marketing, an operating group of Avnet, Inc. (all locations in the Americas)

SUBSIDIARIES
Brazil & Argentina - Avnet do Brasil LTDA
Canada - Avnet International (Canada) Ltd. (all Avnet Electronics Marketing Locations)
Mexico - Avnet de Mexico, S.A. de C.V.
Mexico - MI Technology Products de Mexico, S. de R.L. de C.V.
Puerto Rico - Avnet de Puerto Rico, Inc.

EXHIBIT C

WARRANTY

PLEASE INCLUDE STANDARD WARRANTY

OR

INCLUDE THE FOLLOWING SENTENCE:

“MANUFACTURER’S STANDARD WARRANTY CAN BE FOUND ON ITS WEBSITE,
AND IS SUBJECT TO CHANGE FROM TIME TO TIME”

Needs to be completed.